Filed pursuant to
Rule 424(b)(2)
File Nos. 333-111324
and 333-138088
PROSPECTUS SUPPLEMENT

(To Prospectus dated November 29, 2006)
3,250,000 Shares
Common Stock

We are offering all of the 3,250,000 shares of common stock offered by this prospectus supplement.
Our common stock is traded on The NASDAQ Global Market under the symbol “NSTK.” On January 17, 2007, the last reported sales price of our common stock on The NASDAQ Global Market was $14.06 per share.
Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock referred to under the heading “Risk factors” beginning on page S-4 of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$13.00	$42,250,000

Underwriting discounts and commissions	$0.35	$1,137,500

Proceeds, before expenses, to us	$12.65	$41,112,500

The underwriter may also purchase up to an additional 487,500 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be $1,308,125 and our total proceeds, before expenses, will be $47,279,375.
The underwriter is offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about January 23, 2007.
UBS Investment Bank
The date of this prospectus supplement is January 17, 2007.

Prospectus supplement
Prospectus supplement summary	S-1
Risk factors	S-4
Use of proceeds	S-5
Market price of common stock	S-6
Dividend policy	S-6
Capitalization	S-7
Dilution	S-8
Underwriting	S-9
Where you can find more information	S-12
Incorporation of certain documents by reference	S-12
Legal matters	S-14
Experts	S-14
Prospectus
About this prospectus	1
Forward-looking statements	1
Information about the company	2
Use of proceeds	5
Plan of distribution	5
Description of our common stock	7
Legal matters	8
Experts	8
Where you can find more information	8
Incorporation of certain information by reference	9

Registration statements on Form S-3 (File nos. 333-138088 and 333-111324) utilizing a shelf registration process relating to the securities described in this prospectus supplement have been filed with the Securities and Exchange Commission, or the SEC, and were declared effective on November 29, 2006 and January 14, 2004, respectively. Under this shelf registration process, of which this offering is a part, we may, from time to time, sell up to $125,000,000 of common stock.
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement will control.
You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any shares of our common stock.
This prospectus supplement and the accompanying prospectus include product names, trade names, trademarks and service marks of us and other companies. All such product names, trade names, trademarks and service marks are the property of their respective holders.

i

Prospectus supplement summary
This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the shares we are offering as well as information regarding our business and detailed financial data. You should read this prospectus supplement and the accompanying prospectus in their entirety, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus.
Unless the context requires otherwise, the words “Nastech,” “we,” “company,” “us” and “our” refer to Nastech Pharmaceutical Company Inc. and its subsidiaries.
BUSINESS OVERVIEW
We are a pharmaceutical company focusing on the development and commercialization of innovative therapeutic products based on our proprietary molecular biology-based drug delivery technology for delivering both large and small molecule drugs across mucosal barriers, initially the nasal mucosa, and small interfering RNA, or siRNA, therapeutics. Using our intranasal technology, we create or utilize novel formulation components or excipients that can reversibly open “tight junctions” between cells in various tissues and thereby allow therapeutic drugs to reach the blood stream. Tight junctions are cell-to-cell connections in various tissues of the body, including the epithelial layer of the intranasal mucosa, the gastrointestinal tract, and the blood brain barrier. They function to provide barrier integrity and to regulate the transport and passage of molecules across these natural boundaries.
We believe our intranasal drug delivery technology could potentially offer advantages over injectable routes for the administration of large molecules such as peptides and proteins. These advantages may include improved safety and clinical efficacy and increased patient compliance due to the elimination of injection site pain and avoidance of injection site irritation. In addition, we believe our intranasal drug delivery technology can potentially offer advantages over oral administration by providing for faster absorption into the bloodstream, reduced side effects and improved effectiveness by avoiding problems relating to gastrointestinal and liver metabolism. Although some of our product candidates use our expertise outside this area, this technology is the foundation of our intranasal drug delivery platform and we are using it to develop commercial products with collaboration partners or, in select cases, we internally develop, manufacture and commercialize our products.
Our RNAi therapeutic programs are targeted at both developing and delivering novel therapeutics using siRNA to down-regulate the expression of certain disease causing proteins that are expressed in inflammation, viral respiratory infections and other diseases.
Our goal is to become a leader in both the development and commercialization of innovative, intranasal drug delivery products and technologies and in therapeutic RNAi. Key elements of our strategy include:

➢	Applying our tight junction technology and other drug delivery methods to product candidates. We intend to focus our research and development efforts on product candidates, including, peptides, large molecules, small molecules and therapeutic siRNA, where our proprietary technologies utilizing tight junctions may offer clinical advantages such as improved safety and clinical efficacy or increased patient compliance due to elimination of injection site pain and avoidance of injection site irritation. We also intend to continue to search for applications of our tight junction technology to improve other forms of drug delivery, including oral, pulmonary and intravenous delivery.

➢	Pursuing collaborations with pharmaceutical and biotechnology companies. We intend to continue to try to establish strategic collaborations with pharmaceutical and biotechnology companies. Typically, we collaborate with partners to commercialize our product candidates by utilizing their research and development, regulatory compliance, marketing and distribution capabilities. We may also assist our collaboration partners in developing more effective drug delivery methods for their product candidates that have already completed early stage clinical trials, or are even currently marketed. We intend to structure our collaborative arrangements to receive research and development funding and milestone payments during the development phase, revenue from manufacturing upon commercialization and patent-based royalties on future sales of products.

➢	Strategically developing and commercializing product candidates on our own. In select cases where we deem it to be strategically advantageous to us, we plan to internally develop, manufacture and distribute our products.

➢	Utilizing our manufacturing expertise and capabilities. We have invested substantial time, money and intellectual capital in developing our manufacturing facilities and know-how which we believe would be difficult for our competitors to replicate easily. We believe these capabilities give us competitive advantages including the ability to prepare the chemistry, manufacturing and controls section of the new drug application, or NDA, filing with the US Food and Drug Administration, or FDA, and maintain a high-level of quality control in manufacturing product candidates for clinical trials and FDA-approved products for commercialization. We believe our manufacturing capabilities will meet our projected capacity needs for the foreseeable future.
We are engaged in a variety of research, preclinical and clinical development activities to identify and develop viable product candidates in therapeutic areas including osteoporosis, obesity, pain, antivirals, inflammation and metabolic diseases. We and our collaboration partners have been developing a diverse portfolio of clinical-stage product candidates for multiple therapeutic areas utilizing our molecular biology-based drug delivery technology. In addition, we have been expanding our RNAi research and development efforts, especially in the pre-clinical area, and have been acquiring and developing an RNAi IP estate and expanding our RNAi pipeline in multiple therapeutic areas.
OUR CORPORATE INFORMATION
We were incorporated in Delaware on September 23, 1983. Our principal executive offices are located at 3830 Monte Villa Parkway, Bothell, Washington 98021, and our telephone number is (425) 908-3600. We maintain an Internet website at www.nastech.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

The offering

Common stock we are offering	3,250,000 shares

Common stock to be outstanding after this offering	25,377,124 shares

Use of proceeds	We estimate that the net proceeds to us from this offering after expenses will be approximately $40.9 million, or approximately $47.1 million if the underwriter exercises its over-allotment option in full. We intend to use the net proceeds from the sale of our shares of common stock offered by this prospectus supplement for general corporate purposes, including without limitation the funding of our clinical research and development programs, the clinical development of our product candidates, capital expenditures and working capital needs. See “Use of proceeds.”

NASDAQ Global Market symbol	NSTK
The number of shares of our common stock outstanding after this offering is based on approximately 22,127,124 shares outstanding as of January 12, 2007 and excludes:

➢	660,814 shares of common stock issuable upon the exercise of warrants outstanding at January 12, 2007 with a weighted average exercise price of $13.57 per share;

➢	2,407,412 shares of common stock issuable upon the exercise of options outstanding at January 12, 2007 with a weighted average exercise price of $13.18 per share;

➢	966,492 shares of common stock reserved for future stock option grants and restricted stock awards as of January 12, 2007 under our equity compensation plans; and

➢	487,500 shares of our common stock that may be purchased by the underwriter to cover over-allotments, if any.
Unless we specifically state otherwise, the information in this prospectus supplement assumes that the underwriter does not exercise its option to purchase up to 487,500 shares of our common stock to cover over-allotments, if any.

Risk factors
Investing in our common stock involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus supplement and accompanying prospectus, you should carefully consider the risks described under the heading “Item 1A. Risk factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 15, 2006, as supplemented by the information set forth under the heading “Item 1A. Risk factors” in our quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2006 and September 30, 2006, filed with the SEC on August 2, 2006 and November 1, 2006, respectively, and incorporated by reference into this prospectus supplement.

Use of proceeds
We estimate that the net proceeds from the sale of the 3,250,000 shares of common stock we are offering will be approximately $40.9 million, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. If the underwriter exercises its over-allotment option in full, we estimate the net proceeds to us will be approximately $47.1 million.
We intend to use the net proceeds from the sale of our shares of common stock offered by this prospectus supplement for general corporate purposes, including without limitation the funding of our clinical research and development programs, the clinical development of our product candidates, capital expenditures and working capital needs.
Although we have identified some of the potential uses of the proceeds from this offering, we have and reserve broad discretion in the application of these proceeds. Accordingly, we reserve the right to use these proceeds for different purposes or uses which we have not listed above.
Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in short-term US governmental securities.

Market price of common stock
Our common stock is traded publicly on The NASDAQ Global Market under the symbol “NSTK.” The following table presents quarterly information on the price range of our common stock. This information indicates the high and low sales prices reported by The NASDAQ Global Market. These prices do not include retail markups, markdowns or commissions.

	High	Low

Fiscal year ended December 31, 2005
First quarter	$12.25	$9.11
Second quarter	14.88	9.67
Third quarter	15.18	12.40
Fourth quarter	16.65	12.79
Fiscal year ended December 31, 2006
First quarter	$23.14	$13.70
Second quarter	18.16	12.05
Third quarter	16.00	11.15
Fourth quarter	19.98	15.01
Fiscal year ended December 31, 2007
First quarter (through January 17, 2007)	$15.39	$13.75
As of December 31, 2006, there were approximately 11,091 holders of record of our common stock. On January 17, 2007, the last sale price reported on The NASDAQ Global Market for our common stock was $14.06 per share.
Dividend policy
Payment of dividends and the amount of dividends depend on matters deemed relevant by our board of directors, such as our results of operations, financial condition, cash requirements, future prospects and any limitations imposed by law, credit agreements and debt securities. To date, we have not paid any cash dividends or stock dividends on our common stock. In addition, we currently anticipate that we will not pay any dividends in the foreseeable future and intend to use retained earnings, if any, for working capital purposes.

Capitalization
The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of September 30, 2006:

➢	on an actual basis; and

➢	on an as adjusted basis to give effect to our sale of the 3,250,000 shares of common stock in this offering, based on the public offering price of $13.00 per share, after deducting underwriting discounts, commissions, and estimated offering expenses.
This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2006

	Actual	As Adjusted

	(unaudited, in
	thousands except per share
	amounts)
Cash, cash equivalents and short-term investments	$56,410 (1)	$97,348 (1)

Long-term liabilities	12,194	12,194

Stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 authorized; no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.006 par value; 50,000,000 shares authorized; 21,968,342 shares outstanding, actual; 25,218,342 shares outstanding, as adjusted	132	151
Additional paid-in capital	183,250	224,169
Accumulated deficit	(131,831)	(131,831)
Accumulated other comprehensive loss	(37)	(37)

Total stockholders’ equity	51,514	92,452

Total capitalization	$63,708	$104,646

(1)	Includes $2,155 of restricted cash and short-term investments.
The number of shares of common stock outstanding is based on the number of shares outstanding as of September 30, 2006, and does not include:

➢	708,957 shares of common stock issuable upon the exercise of warrants outstanding at September 30, 2006 with a weighted average exercise price of $13.40 per share;

➢	2,525,400 shares of common stock issuable upon the exercise of options outstanding at September 30, 2006 with a weighted average exercise price of $13.10 per share; and

➢	988,019 shares of common stock reserved for future stock option grants and restricted stock awards as of September 30, 2006 under our equity compensation plans.

Dilution
If you invest in our common stock, you will experience dilution to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of September 30, 2006 was approximately $51.4 million, or $2.34 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding as of September 30, 2006. After giving effect to the sale of the 3,250,000 shares of common stock we are offering at a public offering price of $13.00 per share, and after deducting underwriting discounts and commissions and our estimated offering expenses, our as adjusted net tangible book value would have been approximately $92.4 million, or approximately $3.66 per share of common stock. This represents an immediate increase in net tangible book value of approximately $1.32 per share to existing stockholders and an immediate dilution of approximately $9.34 per share to new investors. The following table illustrates this calculation on a per share basis:

Public offering price per share		$13.00
Net tangible book value per share as of September 30, 2006	$2.34
Increase per share attributable to the offering	1.32

As adjusted net tangible book value per share after this offering		3.66

Dilution per share to new investors		$9.34

If the underwriter exercises its over-allotment option in full, the as adjusted net tangible book value would increase to approximately $3.83 per share, representing an increase to existing stockholders of approximately $1.49 per share, and there would be an immediate dilution of approximately $9.17 per share to new investors.
The number of shares of common stock outstanding used for existing stockholders in the table and calculations above is based on 21,968,342 shares outstanding as of September 30, 2006 and excludes:

➢	708,957 shares of common stock issuable upon the exercise of warrants outstanding at September 30, 2006 with a weighted average exercise price of $13.40 per share;

➢	2,525,400 shares of common stock issuable upon the exercise of options outstanding at September 30, 2006 with a weighted average exercise price of $13.10 per share; and

➢	988,019 shares of common stock reserved for future stock option grants and restricted stock awards as of September 30, 2006 under our equity compensation plans.
The exercise of outstanding options and warrants having an exercise price less than the public offering price will increase dilution to new investors.

Underwriting
We are offering the shares of our common stock described in this prospectus through UBS Securities LLC, the sole underwriter in this offering. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase 3,250,000 shares of common stock.
The underwriting agreement provides that the underwriter must buy all of the shares if it buys any of them. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s over-allotment option described below.
Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriter; and

➢	the underwriter’s right to reject orders in whole or in part.
In connection with this offering, the underwriter or securities dealers may distribute prospectuses electronically.
OVER-ALLOTMENT OPTION
We have granted the underwriter an option to buy up to 487,500 additional shares of our common stock. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriter has 30 days from the date of this prospectus supplement to exercise this option.
COMMISSIONS AND DISCOUNTS
Shares sold by the underwriter to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter.
The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriter, assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 487,500 shares:

	No exercise	Full exercise

Per share	$0.35	$0.35
Total	$1,137,500	$1,308,125
We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $175,000.
In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
NO SALES OF SIMILAR SECURITIES
We and our executive officers and directors have entered into lock-up agreements with the underwriter.
Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or

Underwriting

hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 45 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may in its sole discretion release all or some of the securities from these lock-up agreements. The lock-up agreements executed by our executive officers and directors are subject to exceptions for certain gifts, sales pursuant to existing Rule 10b5-1 plans and dispositions intended to generate proceeds to cover tax liabilities arising from the vesting of restricted stock.
If:

➢	during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 45-day lock-up period and ends on the last day of the 45-day lock-up period,

➢	we issue an earnings release (other than for the fiscal quarter and year ended December 31, 2006); or

➢	material news or a material event relating to us occurs; or

➢	prior to the expiration of the 45-day lock-up period, we announce that we will release earnings results (other than for the fiscal quarter and year ended December 31, 2006) during the 16-day period beginning on the last day of the 45-day lock-up period, then the 45-day lock-up period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs.
INDEMNIFICATION AND CONTRIBUTION
We have agreed to indemnify the underwriter and its controlling persons and affiliates against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we will contribute to payments the underwriter and its controlling persons and affiliates may be required to make in respect of those liabilities.
NASDAQ GLOBAL MARKET
Our common stock is traded on The NASDAQ Global Market under the symbol “NSTK.”
PRICE STABILIZATION, SHORT POSITIONS, PASSIVE MARKET MAKING
In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids;

➢	syndicate covering transactions; and

➢	passive market making.
Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering. Short

Underwriting

sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which it may purchase shares through the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.
As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.
In addition, in connection with this offering the underwriter (and selling group members) may engage in passive market making transactions in our common stock on The NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.
AFFILIATIONS
The underwriter and its affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.
The underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Where you can find more information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at www.nastech.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.
Incorporation of certain documents by reference
The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC. The information we incorporate by reference into this prospectus supplement is an important part of this prospectus supplement. Any statement in a document we have filed with the SEC prior to the date of this prospectus supplement or prospectus and which is incorporated by reference into this prospectus supplement or the accompanying prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus supplement or accompanying prospectus, as applicable, except as modified or superseded.
We incorporate by reference into this prospectus supplement the information contained in the documents listed below, which is considered to be a part of this prospectus supplement:

➢	our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 15, 2006 (file no. 000-13789);

➢	our quarterly reports filed on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, filed with the SEC on May 3, 2006, August 2, 2006 and November 1, 2006, respectively (file no. 000-13789);

➢	our current reports on Form 8-K, as filed with the SEC on January 5, 2006, February 2, 2006, February 3, 2006, February 23, 2006, March 2, 2006, March 7, 2006, June 8, 2006, June 29, 2006, July 13, 2006, July 18, 2006, August 21, 2006, September 20, 2006 (relating to events of September 15, 2006), November 1, 2006 (excluding the portions that were “furnished” in accordance with SEC rules) and December 8, 2006, and our amended current reports on Form 8-K, as filed with the SEC on July 26, 2006 (file no. 000-13789);

➢	our definitive proxy statement on Schedule 14A, relating to the annual meeting of stockholders held on June 13, 2006, as filed with the SEC on May 1, 2006;

➢	the description of our common stock and the description of certain provisions of Delaware Law contained or incorporated by reference in:

➢	our registration statement on Form 8-A, filed with the SEC on August 12, 1985 (file no. 000-13789), including any amendments or reports filed for the purposes of updating this description;

Incorporation of certain documents by reference

➢	our Restated Certificate of Incorporation dated July 20, 2005 and filed as Exhibit 3.1 to our current report on Form 8-K, as filed with the SEC on July 25, 2005 (file no. 000-13789);

➢	our Amended and Restated Bylaws dated August 11, 2004 and filed as Exhibit 3.10 to our registration statement on Form S-3, as filed with the SEC on September 30, 2004 (file no. 333-119429);

➢	the description of our preferred stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on March 16, 2000 (file no. 000-13789), including any amendments or reports filed for the purposes of updating this description; and

➢	future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement and the accompanying prospectus.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Nastech Pharmaceutical Company Inc.
3830 Monte Villa Parkway
Bothell, Washington 98021
(425) 908-3600

Legal matters
The validity of the shares of our common stock offered by this prospectus supplement is being passed upon for us by Pryor Cashman Sherman & Flynn LLP, New York, New York. Dewey Ballantine LLP is counsel for the underwriter in connection with this offering.
Experts
Our consolidated financial statements as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statements of which this prospectus supplement is a part, and upon the authority of said firm as experts in accounting and auditing.

Nastech Pharmaceutical Company Inc.
$125,000,000
of
Common Stock
We may, from time to time, offer and sell shares of our common stock, par value $0.006 per share.
The initial offering price for any shares of our common stock will not exceed $125,000,000. Pursuant to Rule 429 under the Securities Act of 1933, as amended, $10,136,354.40 of such securities are covered by the registration statement on Form S-3 (File No. 333-111324), of which this combined prospectus is a part. We will describe the terms of any such offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. Such prospectus supplement will contain the following information about our common stock:

➢	title and amount;

➢	offering price, underwriting discounts and commissions and our net proceeds;

➢	any market listing and trading symbol;

➢	names of lead or managing underwriters and description of underwriting arrangements; and

➢	the specific terms of the offered shares.
Our shares of common stock trade on the Nasdaq Global Market under the symbol “NSTK.” On November 29, 2006, the last sale price of the shares as reported on the Nasdaq Global Market was $18.71 per share.

You should carefully read and consider the risk factors disclosed under Item 1A beginning on page 25 in our Annual Report on Form 10-K for the year ended December 31, 2005, as supplemented by our disclosures under Item 1A beginning on page 29 in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, for risks relating to investments in our securities.

Our mailing address and telephone number are:
3830 Monte Villa Parkway
Bothell, Washington 98021
(425) 908-3600

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 29, 2006

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock described in this prospectus or an offer to sell or the solicitation to buy such common stock in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any shares of common stock registered hereunder.
This document includes product names, trade names and trademarks of other companies. All such product names and trademarks appearing in this document are the property of their respective holders.

Unless the context otherwise requires, all references in this prospectus to “Nastech,” “Company,” “registrant,” “we,” “us” or “our” include Nastech Pharmaceutical Company Inc., a Delaware corporation, and any subsidiaries or other entities controlled by us. All references in this prospectus to “common stock” refer to our common stock, par value $0.006 per share.
About this prospectus
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration statement, we may, from time to time, sell common stock in one or more offerings for total gross proceeds of up to $125,000,000. This prospectus provides you with a general description of the shares of common stock we may offer.
If required, each time we sell our common stock, we will provide a prospectus supplement that will contain specific information about the terms of the shares being offered. The prospectus supplement may add, update or change information contained in this prospectus and may include a discussion of any risk factors or other special considerations that apply to the offered shares. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
Forward-looking statements
Some of the statements in this prospectus and in documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by, or that include the words “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” or similar expressions.
Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

The following factors, among others, could cause our or our industry’s future results to differ materially from historical results or those anticipated:

➢	our ability to obtain additional funding;

➢	our efforts to establish and maintain collaboration partnerships for the development of PTH(1-34) intranasal spray, PYY intranasal spray, generic calcitonin-salmon intranasal spray, morphine gluconate intranasal spray, insulin, RNA interference or other programs;

➢	the success or failure of our research and development programs or the programs of our partners;

➢	the advantages and disadvantages of pharmaceuticals delivered intranasally;

➢	the need for improved and alternative drug delivery methods;

➢	our efforts to collaborate with other pharmaceutical and biotechnology companies that have products under development;

➢	our ability to successfully complete product research and development, including pre-clinical and clinical trials and commercialization;

➢	our ability to obtain governmental approvals, including product and patent approvals;

➢	our ability to successfully manufacture the products of our research and development programs and our marketed products to meet current good manufacturing practices and to manufacture these products at a financially acceptable cost;

➢	our ability to attract and retain our key officers and employees and manufacturing, sales, distribution and marketing partners;

➢	costs associated with any product liability claims, patent prosecution, patent infringement lawsuits and other lawsuits;

➢	our ability to develop and commercialize our products before our competitors; and

➢	the projected size of the drug delivery market.
We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events.
These factors and the risk factors disclosed under Item 1A beginning on page 25 of our Annual Report on Form 10-K for the year ended December 31, 2005, as supplemented by our disclosures under Item 1A beginning on page 29 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, are all of the important factors of which we are currently aware that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.
Information about the company
OVERVIEW
We are a pharmaceutical company focusing on the development and commercialization of innovative therapeutic products based on our proprietary molecular biology-based drug delivery technology for delivering both large and small molecule drugs across mucosal barriers, initially the nasal mucosa, and small interfering RNA (“siRNA”) therapeutics. Using our intranasal technology, we create or utilize novel formulation components or excipients that can reversibly open “tight junctions” between cells in various

Information about the company

tissues and thereby allow therapeutic drugs to reach the blood stream. Tight junctions are cell-to-cell connections in various tissues of the body, including the epithelial layer of the intranasal mucosa, the gastrointestinal tract, and the blood brain barrier. They function to provide barrier integrity and to regulate the transport and passage of molecules across these natural boundaries.
We believe our intranasal drug delivery technology could potentially offer advantages over injectable routes for the administration of large molecules such as peptides and proteins. These advantages may include improved safety and clinical efficacy and increased patient compliance due to the elimination of injection site pain and avoidance of injection site irritation. In addition, we believe our intranasal drug delivery technology can potentially offer advantages over oral administration by providing for faster absorption into the bloodstream, reduced side effects and improved effectiveness by avoiding problems relating to gastrointestinal and liver metabolism. Although some of our product candidates use our expertise outside this area, this technology is the foundation of our intranasal drug delivery platform and we are using it to develop commercial products with collaboration partners or, in select cases, we internally develop, manufacture and commercialize our products.
Our RNAi therapeutic programs are targeted at both developing and delivering novel therapeutics using siRNA to down-regulate the expression of certain disease causing proteins that are expressed in inflammation, viral respiratory infections and other diseases.
BUSINESS STRATEGY
Our goal is to become a leader in both the development and commercialization of innovative, intranasal drug delivery products and technologies and in therapeutic RNAi. Key elements of our strategy include:

➢	Applying our tight junction technology and other drug delivery methods to product candidates. We will focus our research and development efforts on product candidates, including peptides, large molecules, small molecules and therapeutic siRNA, where our proprietary technologies utilizing tight junctions may offer clinical advantages such as improved safety and clinical efficacy or increased patient compliance due to elimination of injection site pain and avoidance of injection site irritation. We will also continue to search for applications of our tight junction technology to improve other forms of drug delivery, including oral, pulmonary and intravenous delivery.

➢	Pursuing collaborations with pharmaceutical and biotechnology companies. We will continue to try to establish strategic collaborations with pharmaceutical and biotechnology companies. Typically, we collaborate with partners to commercialize our product candidates by utilizing their research and development, regulatory compliance, marketing and distribution capabilities. We may also assist our collaboration partners in developing more effective drug delivery methods for their product candidates that have already completed early stage clinical trials, or are even currently marketed. We intend to structure our collaborative arrangements to receive research and development funding and milestone payments during the development phase, revenue from manufacturing upon commercialization and patent-based royalties on future sales of products.

➢	Strategically developing and commercializing product candidates on our own. In select cases where we deem it to be strategically advantageous to us, we plan to internally develop, manufacture and distribute our products.

➢	Utilizing our manufacturing expertise and capabilities. We have invested substantial time, money and intellectual capital in developing our manufacturing facilities and know-how which we believe would be difficult for our competitors to replicate easily. These capabilities give us competitive advantages including the ability to prepare the chemistry, manufacturing and controls section of the new drug application (the “NDA”) filing with the U.S. Food and Drug Administration (the “FDA”) and maintain a high-level of quality control in manufacturing product candidates for clinical trials and FDA-

Information about the company

approved products for commercialization. We believe our manufacturing capabilities will meet our projected capacity needs for the foreseeable future.
We are engaged in a variety of research, preclinical and clinical development activities to identify and develop viable product candidates in therapeutic areas including osteoporosis, obesity, pain, antivirals, inflammation and metabolic diseases. We and our collaboration partners have been developing a diverse portfolio of clinical-stage product candidates for multiple therapeutic areas utilizing our molecular biology-based drug delivery technology. In addition, we have been expanding our RNAi research and development efforts, especially in the pre-clinical area, and have been acquiring and developing an RNAi IP estate and expanding our RNAi pipeline in multiple therapeutic areas. As of September 30, 2006, we had 29 patents issued and 281 patent applications filed to protect our proprietary technologies.
EMPLOYEES
We had 180 full-time employees at September 30, 2006, 151 of whom are engaged in research and development, and the others are engaged in administration and support functions. None of our employees is covered by a collective bargaining agreement.
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our Restated Certificate of Incorporation currently provides that the Board of Directors has the authority to utilize, to the fullest extent possible, the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law, and our directors and officers are provided with the broadest available indemnification coverage. Such indemnification for our directors and officers is mandatory. The Restated Certificate of Incorporation also expressly provides that the advancement of expenses is mandatory and not subject to the discretion of our Board of Directors, except that any of our directors or officers who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us. Further, our Restated Certificate of Incorporation contains provisions to eliminate the liability of our directors to us or our stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation provides for such limitation of liability.

Information about the company

We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.
Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the Securities and Exchange Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in said Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the Commission is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.
CORPORATE INFORMATION
We were incorporated in Delaware on September 23, 1983. Our principal executive offices are located at 3830 Monte Villa Parkway, Bothell, Washington 98021, and our telephone number there is (425) 908-3600. We have an internet web address at http://www.nastech.com. The information available on or through our website is not a part of this prospectus or any prospectus supplement.
Use of proceeds
Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our shares of common stock offered by this prospectus for general corporate purposes, including without limitation the funding of our clinical research and development programs, the clinical development of our product candidates, capital expenditures and working capital needs.
Plan of distribution
We may sell the common stock registered under this prospectus:

➢	through underwriting syndicates represented by one or more managing underwriters;

➢	to or through underwriters or dealers;

➢	through agents;

➢	directly to one or more purchasers;

➢	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

➢	through a combination of any of these methods of sale.
We may, from time to time, authorize underwriters acting as our agents to offer and sell the shares of our common stock upon the terms and conditions as are set forth in the applicable prospectus supplement. We will describe the name or names of any underwriters and the purchase price of the common stock in a

Plan of distribution

prospectus supplement relating to the common stock. Any underwritten offering may be on a best efforts or a firm commitment basis. The obligations, if any, of the underwriter to purchase any common stock will be subject to certain conditions.
If a dealer is used in an offering of our common stock, we may sell the securities to the dealer as principal. We will describe the name or names of any dealers and the purchase price of the common stock in a prospectus supplement relating to the common stock. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of sale. Any public offering price and any discounts or concessions allowed, re-allowed, or paid to dealers may be changed from time to time and will be described in a prospectus supplement relating to the shares of common stock.
We, or any underwriter, dealer or agent, may distribute the common stock from time to time in one or more transactions at:

➢	a fixed price or prices, which may be changed;

➢	at market prices prevailing at the time of sale;

➢	at prices related to prevailing market prices; or

➢	at negotiated prices.
Any of these prices may represent a discount from the prevailing market prices.
To the extent permitted by and in accordance with Regulation M under the Exchange Act, in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time. We will describe any of these activities in the prospectus supplement.
We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase our common stock at the public offering price under delayed delivery contracts. If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the common stock under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement. We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our common stock under delayed delivery contracts will be entitled to receive.
In connection with the sale of the common stock and as further set forth in an applicable prospectus supplement, underwriters may receive compensation from us or from purchasers of our common stock for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our common stock to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our common stock may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of our common stock they realize, may be deemed to be underwriting discounts and commissions under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Plan of distribution

Our common stock is currently listed on the Nasdaq Global Market. We will apply to the Nasdaq Global Market to list any additional shares of common stock that we offer and sell pursuant to a prospectus supplement. To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the securities on the Nasdaq Global Market during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. It is possible that one or more underwriters may make a market in our common stock, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of our common stock that may be sold pursuant to this prospectus.
Under agreements we may enter into, we may indemnify underwriters, dealers and agents who participate in the distribution of our common stock against certain liabilities, including liabilities under the Securities Act.
Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, and perform services for us and our subsidiaries from time to time in the ordinary course of business. Any such relationships will be disclosed in an applicable prospectus supplement.
If indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase common stock from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the common stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these contracts.
Description of our common stock
Set forth below is a description of our common stock. The following description of our common stock is a summary and is subject to and qualified by the applicable provisions of our certificate of incorporation, our amended and restated bylaws and the relevant provisions of the laws of the State of Delaware. The particular terms of any offering of our common stock will be described in a prospectus supplement relating to such offering. The prospectus supplement may provide that our common stock will be issuable upon the conversion of debt securities or the exercise of warrants to purchase our common stock.
GENERAL
We are currently authorized to issue up to 50,000,000 shares of common stock. As of September 30, 2006, 21,968,342 shares of Common Stock were issued and outstanding, 3,513,419 unissued shares of Common Stock were reserved for future issuance under our equity compensation plans, and 708,957 unissued shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants, leaving approximately 23,809,282 shares of Common Stock unissued and unreserved.
All shares of common stock issued will be duly authorized, fully paid and non-assessable. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Under Delaware law, stockholders generally are not liable for our

Description of our common stock

debts or obligations. Our certificate of incorporation does not authorize cumulative voting for the election of directors. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive dividends that are declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights.
Our common stock currently is trading on the Nasdaq Global Market. We will apply to the Nasdaq Global Market to list any additional shares of common stock that we offer and sell pursuant to a prospectus supplement.
STOCKHOLDER RIGHTS PLAN
On February 22, 2000, our board of directors adopted a stockholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of common stock. Each right entitles the holder, once the right becomes exercisable, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share. We issued these rights on March 17, 2000 to each stockholder of record on such date, and these rights attach to shares of common stock subsequently issued. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors and could, therefore, have the effect of delaying or preventing someone from taking control of us, even if a change of control were in the best interest of our stockholders.
Holders of our preferred share purchase rights are generally entitled to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $50.00, subject to adjustment as provided in the Stockholder Rights Agreement. These preferred share purchase rights will generally be exercisable only if a person or group becomes the beneficial owner of 15 percent or more of our outstanding common stock or announces a tender offer for 15 percent or more of our outstanding common stock. Each holder of a preferred share purchase right, excluding an acquiring entity or any of its affiliates, will have the right to receive, upon exercise, shares of our common stock, or shares of stock of the acquiring entity, having a market value equal to two times the purchase price paid for one one-thousandth of a share of Series A preferred stock. The preferred share purchase rights expire on March 17, 2010, unless we extend the expiration date or in certain limited circumstances, we redeem or exchange such rights prior to such date.
TRANSFER AGENT
American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.
Legal matters
The validity of the shares of our common stock offered by this prospectus is being passed upon for us by Pryor Cashman Sherman & Flynn LLP, New York, New York.
Experts
Our consolidated financial statements as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal

Experts

control over financial reporting as of December 31, 2005, appearing in our Annual Report (Form 10-K), have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Where you can find more information
We file annual, quarterly and current reports with the Securities and Exchange Commission. You may read and copy any documents filed by us at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s web site is: http://www.sec.gov. In addition, our common stock is listed on the Nasdaq Global Market under the symbol “NSTK”, and similar information concerning us can be inspected and copied at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. In addition, copies of our annual, quarterly, and current reports may be obtained from our website at http://www.nastech.com. The information available on or through our website is not a part of this prospectus or any prospectus supplement.
We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission, or from its web site.
Incorporation of certain information by reference
In this document, we “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus until the offering is completed.
      (1) Our Annual Report on Form 10-K (File No. 000-13789) for the fiscal year ended December 31, 2005;

Incorporation of certain information by reference

      (2) Our Quarterly Reports on Form 10-Q (File No. 000-13798) for the fiscal quarters ended March 31, 2006 and June 30, 2006;
      (3) Our Current Reports on Form 8-K (File No. 000-13789) dated January 1, 2006 reporting certain events under Items 1.01, 5.02 and 9.01, dated January 27, 2006 reporting certain events under Items 1.01 and 9.01, dated January 30, 2006 reporting certain events under Items 1.01 and 9.01, dated February 23, 2006 reporting certain events under Items 8.01 and 9.01, dated March 1, 2006 reporting certain events under Items 1.02 and 9.01; dated March 1, 2006 reporting certain events under Items 1.01 and 9.01; dated June 2, 2006 reporting certain events under Items 1.01 and 9.01; dated June 23, 2006 reporting certain events under Items 1.01 and 9.01; dated July 10, 2006 reporting certain events under Items 8.01 and 9.01; dated July 14, 2006 reporting certain events under Items 1.01 and 9.01; dated August 17, 2006 reporting certain events under Items 1.01 and 9.01; and dated September 15, 2006 reporting certain events under Items 1.01 and 9.01; and Our Amendments to Current Reports on Form 8-K/ A (File No. 000-13789) dated October 17, 2005 and filed with the Commission on July 26, 2006 reporting certain events under Item 9.01 and dated March 1, 2006 and filed with the Commission on July 26, 2006 reporting certain events under Item 9.01;
      (4) Our Definitive Proxy Statement relating to the Annual Meeting of Stockholders held on June 13, 2006; and
      (5) The description of our Common Stock and the description of certain provisions of Delaware Law contained in:

(i) Our Registration Statement on Form 8-A dated August 12, 1985;

(ii) Our Restated Certificate of Incorporation dated July 20, 2005 and filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 20, 2005;

(iii) Our Amended and Restated Bylaws dated August 11, 2004 and filed as Exhibit 3.10 to our Registration Statement on Form S-3 (File No. 333-119429); and any amendments or reports filed for the purpose of updating such description.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or calling us at the following address or telephone number:

Nastech Pharmaceutical Company Inc.
3830 Monte Villa Parkway
Bothell, Washington 98021
Attention: Chief Financial Officer
(425) 908-3600